Exhibit 10g

AGREEMENT

This Agreement (this "Agreement") is entered into effective as of July 24, 2002, by and among Touch America Holdings, Inc., a Delaware corporation (the "Company"), and Michael J. Meldahl ("Meldahl").

Recitals

A. The Montana Power Company and Meldahl entered into an agreement dated July 21, 1999 (the "CIC Agreement") to provide benefits to Meldahl under certain circumstances.

B. In conjunction with the Company's and Meldahl's negotiation and execution of an employment agreement (the "Employment Agreement"), the parties now wish to resolve certain issues concerning the respective rights and obligations arising under the CIC Agreement as a result of the transactions approved by the Company's shareholders and consummated on February 15, 2002 (the "Transaction").

C. The execution of the Employment Agreement is a condition to the execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Payment to Meldahl; Meldahl Release. Upon execution of this Agreement and, except as provided in Section 2 of this Agreement, in full and complete satisfaction of the Company's obligations to Meldahl arising under Sections 1 and 2 of the CIC Agreement as a result of the Transaction, the Company will, within five days of the date of this Agreement, pay Meldahl $1,265,000 (the "CIC Payment"). The payment shall be by check made payable to Meldahl or by wire transfer to an account designated in writing by Meldahl. Meldahl acknowledges and agrees that (i) the CIC Payment is in full and complete satisfaction of any and all of the Company's obligations under Sections 1 and 2 of the CIC Agreement arising as a result of the Transaction or otherwise, (ii) he shall not be entitled to any further payment under the CIC Agreement as a result of any future transactions involving the Company, and (iii) the Company (or any successor or assignee of the Company) shall have no further obligation to Meldahl except as specifically contemplated by Section 2 of this Agreement.

2. Remaining Company Obligations to Meldahl under the CIC Agreement. Except for the Company's obligations to Meldahl under Sections 3 and 5 of the CIC Agreement, which shall remain in full force and effect following the payment to Meldahl under Section 1, the Company (nor any successor or assignee) shall have no further obligation to Meldahl under the CIC Agreement.

3. General Provisions.

(a) This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and, except as set forth in this Agreement, supersedes all prior agreements with respect to the subject matter hereof. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

(b) This Agreement shall be deemed incorporated into, and a part of, the CIC Agreement.

(c) This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Montana, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

TOUCH AMERICA HOLDINGS, INC.

By: ____________________________________
Robert P. Gannon

Its: Chairman of the Board & Chief Executive

Officer

MICHAEL J. MELDAHL

______________________________________
Michael J. Meldahl